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                                                                    Exhibit 99.1

Press Release                                                Source: Dynegy Inc.

Dynegy Announces Settlement with Commodity Futures Trading Commission

HOUSTON--(BUSINESS WIRE)--Dec. 19, 2002--Dynegy Inc. (NYSE:DYN - News) today announced that its subsidiary, Dynegy Marketing and Trade, has concluded a settlement with the Commodity Futures Trading Commission (CFTC) on a previously disclosed investigation relating to the inaccurate reporting of information on natural gas trades to energy industry publications that compile and report index prices. As a result, the CFTC issued an order filing and simultaneously settling an administrative action against Dynegy Marketing and Trade. Dynegy Marketing and Trade agreed to pay a civil monetary penalty in the amount of $5 million without admitting or denying the findings in the CFTC's order. The CFTC made no findings against Dynegy with respect to round trip trades, which were also a focus of the CFTC's now-concluded investigation.

Dynegy previously reported that, as a result of an internal investigation, the company discovered circumstances where inaccurate information regarding natural gas trades was reported by employees to various energy industry publications that compile and report index prices. This activity was in direct violation of the company's Code of Business Ethics. In response to its findings, Dynegy Marketing and Trade has dismissed seven employees and disciplined seven. In addition, the company has instituted measures that will ensure that the office of the chief risk officer verifies all price information. Dynegy is not aware of any evidence that any of the faulty reporting materially affected any of the price indices.

Dynegy's cooperation with the CFTC was expressly noted in the agency's order. In addition, the company continues to cooperate with the U.S. Attorney's Office and the Federal Energy Regulatory Commission in their investigations into this matter.

Dynegy Inc. owns operating divisions engaged in power generation, natural gas liquids and regulated energy delivery. Through these business units, the company serves customers by delivering value-added solutions to meet their energy needs. The company's web site is www.dynegy.com.